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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

For Further Information Contact:
Mr. Thomas H. Hicks
President & Chief Executive Officer
Phone   (954) 797-7960
Fax     (954) 797-8636

              2Connect Reports Debtor-In-Possession Credit Facility

PLANTATION, FL (March 2, 1998) - 2Connect Express, Inc. (OTC Bulletin Board:
CNTCU) today announced that it has obtained a $500,000 debtor-in-possession credit facility, for working capital purposes, from BayTech Investments, Inc., its previous revolving credit lender. This facility, which currently has $225,000 in unused availability, expires on March 28, 1998, but, may be extended with the lender's approval. The facility is intended to provide bridge financing until the Company's excess inventory is liquidated.

2Connect's Chief Executive Officer, Thomas H. Hicks, commented, "the Company is pleased with the confidence demonstrated by our lender regarding the restructuring initiatives. We have also received positive response from certain landlords and creditors. The Company is aggressively developing financing alternatives which, if successful, could enable the Company to emerge from bankruptcy and begin to prosper and grow."

2Connect Express, Inc. is a specialty retailer and direct, consultative marketer of communications related products and services under the name "2Connect, America's Total Communications Store." 2Connect is the first independent retailer and direct sales organization offering one-stop shopping for communications related products and services to the individual and business community. The Company currently operates five stores in South Florida.